EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into and effective as of the 9th day of March 2008, by and between VILLAGE BANK, a Virginia chartered bank corporation (the "Corporation") and William D. Stegeman (the "Executive").

W I T N E S S E T H:

WHEREAS, the Corporation desires to retain the services of Executive on the terms and conditions set forth herein and, for purpose of effecting the same, the Board of Directors of the Corporation has approved this Employment Agreement and authorized its execution and delivery on the Corporation's behalf to the Executive; and

WHEREAS, the Corporation and Village Bank and Trust Financial Corporation have entered into an Agreement and Plan of Reorganization and Merger dated March 9, 2008 with River City Bank (the “Merger Agreement”) pursuant to which River City Bank would merge with and into the Corporation (the “Merger”); and

WHEREAS, the Executive has significant experience serving in senior bank management positions, including those of President and CEO at River City Bank, and the Corporation desires to employ the Executive as a key executive officer of the Corporation whose dedication, availability, advice and counsel to the corporation is deemed important to the Board of Directors of the Corporation, the Corporation and its stockholders;

WHEREAS, the services of the Executive, his experience and knowledge of the affairs of the Corporation, and his reputation and contacts in the industry are valuable to the Corporation; and

WHEREAS, the Corporation wishes to attract and retain such well-qualified executives and it is in the best interests of the Corporation and of the Executive to secure the services of the Executive; and

WHEREAS, the Corporation considers the establishment and maintenance of a sound management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of the Corporation and its stockholders; and

NOW, THEREFORE, to assure the Corporation of the Executive's dedication, the availability of his advice and counsel to the Corporation, and to induce the Executive to remain and continue in the employ of the Corporation and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Corporation and the Executive hereby agree as follows:

1. EMPLOYMENT: The Corporation agrees to, and does hereby, employ Executive, beginning on the effective date of the Merger and the Executive agrees to, and does hereby, accept such employment, for the period beginning on the effective date of the Merger and ending on the second anniversary of the effective date of the Merger, which period of employment may be extended or terminated only upon the terms and conditions hereinafter set forth.

Until the Merger is completed, neither Executive nor the Corporation shall have any obligations to the other under this Agreement.

If the Merger is not completed, then on the date the Merger Agreement terminates, this Agreement also shall terminate.

2. EXECUTIVE DUTIES: Executive agrees that, during the term of his employment under this Agreement and in his capacity of Senior Vice President, he will devote his full business time and energy to the business, affairs and interests of the Corporation and serve it diligently and to the best of his ability. The services and duties to be performed by Executive shall be those appropriate to his office and title as currently and from time to time hereafter specified in the Corporation's By-laws or otherwise specified by the President of the Corporation. It is acknowledged that Mr. Stegeman is an operating member of Hartoak Properties, L. L. C. which will not impact his Bank work.

3. COMPENSATION: The Corporation agrees to pay Executive, and Executive agrees to accept, as compensation for all services rendered by him to the Corporation during the period of his employment under this Agreement, base salary at the annual rate of One Hundred Thirty-One Thousand Dollars ($131,000.00), which shall be payable in monthly, semi-monthly or bi-weekly installments in conformity with Corporation's policy relating to salaried employees. Such salary may be increased in the sole and absolute discretion of the Corporation's Board of Directors or Committee thereof duly authorized by the Board to so act. The Board of Directors, in its discretion, may cause the Corporation to pay bonuses to the Executive from time to time.

4. PARTICIPATION IN BENEFIT PLANS, REIMBURSEMENT OF BUSINESS EXPENSES AND OTHER BENEFITS: (i) During the term of employment under this Agreement, Executive shall be entitled to participate in any pension, group insurance, hospitalization, deferred compensation or other benefit, bonus or incentive plans of the Corporation presently in effect (including, without limitation, stock option plans) or hereafter adopted by the Corporation and generally available to any employees of senior executive status, and, additionally, Executive shall be entitled to have the use of Corporation's facilities and executive benefits as are customarily made available by the Corporation to its executive officers.

(ii) During the term of this Agreement, to the extent that such expenditures are substantiated by the Executive as required by the Internal Revenue Service and policies of the Corporation, the Corporation shall reimburse the Executive promptly for all expenditures (including travel, entertainment, parking, business meetings, and the monthly costs, including dues, of maintaining memberships at appropriate clubs) made in accordance with rules and policies established from time to time by the Board of Directors of the Corporation in pursuance and furtherance of the Corporation's business and good will.

(iii) The Corporation shall provide a monthly stipend of Five Hundred Dollars ($500.00) to the Executive for the maintenance and expense of operation of the Executive's automobile. Additionally, the Bank will reimburse ½ of the $350.00 Monthly dues for membership in the Federal Club.

Section 5. is intentionally omitted.

6. ILLNESS: In the event Executive is unable to perform his duties with reasonable accommodations under this Agreement on a full-time basis for a period of four (4) consecutive months by reason of illness or other physical or mental disability, and at or before the end of such period he does not return to work on a full-time basis, the Corporation may terminate this Agreement without further or additional compensation payment being due the Executive from the Corporation pursuant to this Agreement, except benefits accrued through the date of such termination under employee benefit plans of the Corporation. These benefits shall include long-term disability and other insurance or other benefits then regularly provided by the Corporation to disabled employees, as well as any other insurance benefits so provided.

7. DEATH: In the event of Executive's death during the term of this Agreement, this Agreement shall terminate as of the end of the month in which Executive dies. This
Section 7 shall not affect the rights of any person under other contract between the Executive and either the Corporation or under any life insurance policy.

8. TERMINATION WITHOUT CAUSE/RESIGNATION FOR GOOD REASON:

(a) Notwithstanding the provisions of Section 1 hereof, the Board of Directors of the Corporation may, without Cause (as hereafter defined), terminate the Executive's employment under this Agreement at any time in any lawful manner by giving not less than thirty (30) days written notice to the Executive. The Executive may resign for Good Reason (as hereafter defined) at any time by giving not less than thirty (30) days written notice to the Corporation. If the Corporation terminates the Executive's employment without Cause or the Executive resigns for Good Reason, then in either event:

(i) The Executive shall be paid for the remainder of the then current term of this Agreement, at such times as payment was theretofore made, the salary required under Section 4 that the Executive would have been entitled to receive during the remainder of the then current term of this Agreement had such termination not occurred; and

(ii) The Corporation shall maintain in full force and effect for the continued benefit of the Executive for the next six (6) months following the month in which the termination occurs, all employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to such termination, provided that continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and program.

(iii) The Executive shall thereon have no further recourse, and the Corporation shall have no further obligation, under the Agreement.

(b) For purposes of this Agreement, "Good Reason" shall mean:

(i) The assignment of duties to the Executive by the Corporation which (A) are materially different from the Executive's duties on the date hereof, or (B) result in the Executive having significantly less authority and/or responsibility than he has on the date hereof, without his express written consent;

(ii) The removal of the Executive from or any failure to re-elect him to the position of Senior Vice President of the Corporation, except in connection with a termination of his employment by the Corporation for Cause or by reason of the Executive's disability or death;

(iii) A reduction by the Corporation of the Executive's base salary to less than One Hundred Thirty-One Thousand Dollars ($131,000.00) per year;

(iv) The failure of the Corporation to provide the Executive with substantially the same fringe benefits (including paid vacations) that were provided to him immediately prior to the date hereof; or

(v) The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 11(c) hereof.

(c) Resignation by the Executive for Good Reason shall be communicated by a written Notice of Resignation to the Corporation, within fourteen (14) days of the initial existence of the condition constituting Good Reason and following a thirty (30) day period in which the Employer may remedy the condition without incurring any obligation hereunder. A "Notice of Resignation" shall mean a notice which shall indicate the specific provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a resignation for Good Reason.

(d) If within thirty (30) days after any Notice of Resignation is given the Corporation notifies the Executive that a dispute exists concerning the resignation for Good Reason and that it is requesting arbitration pursuant to Section 17, the Corporation shall continue to pay the Executive his full salary and benefits as described in Sections 4 and 5, as and when due and payable, at least until such time as a final decision is reached by the panel of arbitrators. If Good Reason for resignation by the Executive is ultimately determined not to exist, then all sums paid by the Corporation to the Executive, including but not limited to the cost to the Corporation of providing the Executive such fringe benefits, from the date of such resignation to the date of the resolution of such dispute shall be promptly repaid by the Executive to the Corporation with interest at the rate charged from time to time by the Corporation to its most substantial customers for unsecured extensions of credit. Should it ultimately be determined that Good Reason for resignation by the Executive is ultimately determined to exist, then the Executive shall be entitled to retain all sums paid to him pending the resolution of such dispute and he shall be entitled to receive, in addition, the payments and other benefits provided for in Section 8(a).

A failure by the Corporation to notify the Executive that a dispute exists concerning the resignation for Good Reason within thirty (30) days after any Notice of Resignation is given shall constitute a final waiver by the Corporation of its right to contest either that such resignation was for Good Reason or its obligations to the Executive under Section 8(a) hereof.

(e)
If the Executive's employment terminates after a Change of Control (as defined in Section 10 hereof), the payments to which he is entitled pursuant to Section 10 shall be in lieu of any payment to which he might otherwise be entitled under the terms of Section 8(a)(i). The benefits to which the Executive is entitled under Section 8(a)(ii) shall be payable whether or not his employment terminates after a Change of Control

.

9. RESIGNATION-TERMINATION FOR CAUSE_REGULATORY TERMINATION – The Bank or the Executive may terminate this Agreement, with or without cause, subject to the following conditions:

(a)
Notwithstanding the provision of Section 1 of this agreement, the Board of Directors of the Corporation may, in its sole discretion, terminate the Executive’s employment for Cause. For the purpose of this agreement, “Cause” shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, repeated abuse of alcohol or illegal drugs by Executive which substantially affects his ability to perform his job duties or which results in material economic injury to the Corporation or material breach of any provision of this agreement.

(b)
If the Executive is discharged by the Corporation for Cause, or he terminates his employment without default by the Corporation in performance of its obligations under this Agreement, the Corporation shall have no further obligation to him, and he shall have no further rights under this Agreement.

(c)
In the event the Executive resigns from or otherwise voluntary terminates his employment by the Corporation at any time (except for Good Reason), or if the Corporation rightfully terminates the Executive’s employment for Cause, the Corporation thereafter shall have no obligation to make any further payments under this Agreement.

(d.)
If Executive is suspended and/or prohibited from participating in the conduct of the Corporation’s affairs by a notice served under the Federal Deposit Insurance Act or any other regulatory authority, the Corporation’s obligations under this agreement shall be terminated.

10. CHANGE OF CONTROL:

(a) If the Executive's employment terminates for any reason other than for Cause or voluntary resignation during the term of this Agreement and any renewal term following a Change of Control, the Corporation shall

(i) On or before the Executive's last day of employment with the Corporation (in addition to all other payments and benefits to which the Executive is entitled under any other contract) pay to the Executive as compensation for services rendered to it a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to two (2.00) times the Executive's salary and bonus received during the twelve (12) months ending with the termination of the Executive's employment, provided that, at the option of the Executive, the cash amount required to be paid hereby shall be paid by the Corporation in equal monthly installments over the twenty-four (24) months succeeding the date of termination, payable on the first day of each such month.

(b) For purposes of this Agreement, a "Change of Control" shall mean (i) the acquisition by any "person" or "group" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act")), other than the Corporation, any subsidiary of the Corporation or any Corporation's or subsidiary's employee benefit plan, directly or indirectly, as "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Corporation representing fifty percent (50%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of the Corporation; (ii) or other business combination of the Corporation with any other "person" or "group" (as defined in Sections 13(d) and 14(d) of the Exchange Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of the Corporation immediately prior thereto continuing to represent either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof, at least fifth percent (50%) of the outstanding common stock of the Corporation or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (iii) a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets; or (iv) any other event or circumstance which is not covered by the foregoing subsections but which the Board of Directors of the Corporation determines to affect control of the Corporation and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of the Agreement. Notwithstanding the foregoing, an acquisition by the Corporation of another corporation, a financial or structural reorganization of the Corporation, or the creation by the Corporation of a bank holding company of which it is a subsidiary shall not be considered to result in a change of control.

11. COVENANTS:

(a.)
The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise; provided, if Executive secures other full time employment after a termination without Cause or a resignation for Good Reason (other than self employment or employment by an entity he owns or controls), the obligations of the Corporation under Section 8(a) shall be reduced dollar for dollar by the cash compensation received by the Executive from such other employment. This Section 11(a) shall not be interpreted to require or permit any reduction of benefits to which the Executive may be entitled under Section 10.

(b.)
During the period of Executive’s employment hereunder and for a period of one year after termination or expiration of such employment for any reason, the Executive agrees that neither he nor any corporation, partnership or business he owns, controls or participates in shall for himself, or on behalf of or in conjunction with any other person, partnership or corporation directly or indirectly (i) solicit or attempt to solicit any customer, independent contractor, employee or officer of the Corporation for the purpose of employing such person or causing him or her to terminate their relationship or employment with the Corporation, or (ii) solicit or attempt to solicit any current customer of the Corporation for services provided by the Corporation.

(c.)
The Executive covenants that he is not the subject of any contract that prevents him from executing this Agreement and performing the duties of Senior Vice President. The executive further covenants that he is not subject to any covenants or obligations not to compete and is not subject to any other restrictions or obligations which would prevent him from fulfilling the duties specified in this agreement.

12. NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	William D. Stegeman
9478 Hartford Oaks Drive
Mechanicsville, Virginia 23116

If to the Corporation:	Thomas W. Winfree, Chief Executive Officer
Village Bank
P. O. Box 330
Midlothian, Virginia 23112

With a copy to:	Craig D. Bell, Esquire
McGuireWoods LLP
901 East Cary Street
Richmond, Virginia 23219-4030

or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. MODIFICATION - WAIVERS - APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Corporation by such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

14. INVALIDITY - ENFORCEABILITY - SEVERABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

15. SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his executor or, if there is no such executor, to his estate.

16. HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

17. ARBITRATION: Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Richmond, Virginia in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The Corporation shall pay all administrative fees associated with such arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Subject to Section 11(a), unless otherwise provided in the rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys' fees and expenses of the parties, as well as the arbitrators’ fees and expenses, in such proportions as the arbitrators deem just.

18. CONFIDENTIALITY:

(a) The Executive acknowledges that the Corporation may disclose certain confidential information to the Executive during the term of this Agreement to enable him to perform his duties hereunder. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Corporation, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the Confidential Information of the Corporation. For purposes of this Agreement, "Confidential Information" shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, the Corporation's financial information, plans, or any other information of whatever nature in the possession or control of the Corporation which has not been published or disclosed to the general public, or which gives to the Corporation an opportunity to obtain an advantage over competitors who do not know of or use it. The Executive further agrees that if his employment hereunder is terminated for any reason, he will leave with the Corporation and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature which bears secret or confidential information of the Corporation.

The foregoing paragraph shall not be applicable if and to the extent the Executive is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after the Executive and his legal counsel urge that the aforementioned confidentiality be preserved.

The foregoing covenants will not prohibit the Executive from disclosing confidential or other information to other employees of the Corporation or any third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

"EXECUTIVE"

ATTEST:	By:
William D. Stegeman

VILLAGE BANK

ATTEST:	By:
AUTHORIZED OFFICER
Thomas W. Winfree
CHIEF EXECUTIVE OFFICER